UNANIMOUS SHAREHOLDER AGREEMENT

THIS AGREEMENT is made effective as of the 26rd day of November, 2007.

BETWEEN:

Cheetah Oil & Gas Limited, a corporation incorporated pursuant to the laws of the State of Nevada (hereinafter referred to as "Nevadaco")

- and -

Invicta Oil & Gas Ltd., a corporation incorporated pursuant to the laws of the Province of British Columbia (hereinafter referred to as "Investorco")

- and -

Cheetah Oil & Gas Limited, a corporation incorporated pursuant to the laws of the Province of British Columbia (hereinafter referred to as the "Corporation")

WHEREAS:

A.	Nevadaco and Investorco wish to participate in a joint oil and gas exploration and development program to be conducted on lands situated in Papua New Guinea;
B.

Licenses granting petroleum and natural gas rights in respect of such lands have been granted to Cheetah Oil & Gas (PNG) Limited and Scotia Petroleum (PNG) Ltd., both bodies corporate incorporated under the laws of Papua New Guinea;

C.	The Corporation owns 98.5% of the issued and outstanding shares of Scotia Petroleum Inc. a body corporate incorporated under the laws of British Columbia;

D.	The Corporation owns all of the issued and outstanding shares of Cheetah Oil & Gas (PNG) Ltd. which in turn owns all of the issued and outstanding shares of Scotia Petroleum (PNG) Ltd;
E.

The Corporation is authorized to issue 10,000 Class A Common Shares, 10,000 Class B Common Shares, 10,000 Class C Common Shares, 1,000,000 Class D Preference Shares and 1,000,000 Class E Preference Shares of which there are 1000 Class A Common Shares issued and outstanding;

F.	Nevadaco is the legal and beneficial owner of 100 of the aforesaid issued and outstanding Class A Common Shares;
G.

The remaining 900 outstanding Class A Common Shares of the Corporation have been acquired by Investorco from treasury pursuant to the provisions of a Share Subscription Agreement (the “Subscription Agreement”) dated as of July 20th, 2007 and amended as of September 27, 2007;

H.

It is a condition of the Subscription Agreement that this Agreement be entered into by Nevadaco and Investorco to establish their rights and obligations with respect to the shares of the Corporation now and hereafter owned by each of them, including but not limited to, the election and removal of directors, the management and control of the Corporation, the financing of the Corporation to enable it to fund the exploration and development expenses incurred by the Subsidiaries (as defined below) and the rights to purchase and sell shares of the Corporation;

I.	The parties intend that this Agreement shall be construed as a unanimous shareholder agreement as defined in the Act;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the respective covenants and agreements hereinafter set forth and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, including the preamble, the following words and phrases shall have the following meanings:

(a)

"Act" means the Business Corporations Act (British Columbia), together with the regulations promulgated thereunder, as amended from time to time and every statute that may be substituted therefor, and in the case of any such amendment and substitution, any reference in this Agreement to the Act shall be read as referring to the amended or substituted provisions therefor;

(b)

"Agreement", "this Agreement", "herein", "hereto", "hereof" and similar expressions refer to this Agreement, as it may be amended or restated from time to time, as a whole, including the recitals and schedules hereto and, unless otherwise stated, not to a particular article, section, paragraph, clause or other subdivision of this Agreement;

(c)	"Arm's Length" has the meaning assigned under the Income Tax Act (Canada);
(d)	"Articles" means the Articles of the Corporation, as amended or restated from time to time;
(e)	"B.C. Indebtedness" means the indebtedness of the Corporation to Nevadaco in the amount of approximately $10,800,000 U.S., with the exact amount to be confirmed by the parties hereto;
(f)	"Board" means the board of directors of the Corporation;
(g)	"Investorco Cash Subscription Proceeds" means the sum of $7,450,000 (U.S.) received by the Corporation in partial consideration for the issuance of 900 common shares of the Corporation to Investorco;

(h)

"Licenses" means: (i) Petroleum Prospecting Licences 249, 250 and 252, which are 100% legally and beneficially owned by Cheetah Oil and Gas (PNG) Ltd, (ii) Petroleum Prospect License 13, which is owned by Cheetah Oil and Gas (PNG) Ltd as to an undivided 85% interest and by Scotia Petroleum (PNG) Ltd. as to an undivided 15% interest; and (iii) Petroleum Prospecting Licences 245 and 246 which are 100% legally and beneficially owned by Scotia Petroleum (PNG) Ltd.;

(i)

"MacQuarie Indebtedness" means the indebtedness of Nevadaco to the MacQuarie Holdings (USA) Inc. in the amount of $7,800,000 (U.S.) which has been assigned to the Corporation at an assigned value of $7,550,000 (U.S.) in partial consideration for the issuance of 900 Common Shares of the Corporation to Investorco;

(j)

"Nevadaco Payables" means the various amounts payable by Nevadaco as more particularly described in Schedule A hereto and which amount is approximately $6,600,000 (U.S.), with the exact amount to be confirmed by the parties hereto;

(k)

"Parties" means the parties to this Agreement (and includes any person who may hereafter execute a counterpart of this Agreement upon becoming a Shareholder, any person who may be deemed by operation of law to be a party to this Agreement and any person who otherwise becomes bound by this Agreement) and their successors, and permitted assigns, and "Party" shall mean one of the Parties;

(l)	"Petroleum Prospecting Licence" means a prospecting licence granted pursuant to the Oil and Gas Act , No. 49 of 1998 of the Independent State of Papua New Guinea
(m)	"PNG Indebtedness" means the Indebtedness of Cheetah Oil and Gas (PNG) Ltd. to Nevadaco in the amount of approximately $4,000,000 (U.S.), with the exact amount to be confirmed by the parties hereto;
(n)	"Prospect Lands" means the lands situated in Papua New Guinea in respect of which the Licences have granted the petroleum and natural gas rights.

(o)

"Proportionate Contribution" means, with respect to any requirement on the part of the Shareholders to contribute additional funds to the Corporation pursuant to Section 4.7, 90% of such additional funds in the case of Investorco and 10% of such additional funds in the case of Nevadaco;

(p)	"Shareholders" means Nevadaco and Investorco and any person or individual who is bound by this Agreement upon becoming a holder of Shares or an Optionee and signs a counterpart to this Agreement;
(q)	"Shares" means any of the shares of the Corporation;
(r)	"Subsidiaries" means Scotia Petroleum Inc., Scotia Petroleum (PNG) Ltd. and Cheetah Oil &Gas PNG Ltd.;
(s)	"Successor" means any Third Party which acquires all of the issued and outstanding shares of Investorco and which causes Investorco to be either wound up or vertically amalgamated ;
(t)	"Third Party" means a person with whom the Shareholders deal at Arm's Length.
1.2	Sections and Headings

The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections and paragraphs are to articles, sections and paragraphs of this Agreement.

1.3	Construction

Words importing singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and words importing the neuter gender shall include the feminine and masculine genders and words importing persons shall include companies, corporations, partnerships, syndicates, trusts and any number of aggregate of persons.

1.4	Defined Terms

Words and phrases used in this Agreement and not defined herein have the same meaning assigned to them in the Act.

1.5	Change in Shares

The provisions of this Agreement relating to the Shares shall apply, mutatis mutandis, to any Shares or securities into which such Shares may be converted, changed, reclassified, redivided, redesignated, redeemed, subdivided or consolidated, to any Shares or securities that are received by the Shareholders as a stock dividend or distribution payable in Shares or securities of the Corporation and to any Shares or securities of the Corporation or of any successor or continuing company or corporation to the Corporation that may be received by the Shareholders on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

1.6	No Partnership

It is expressly acknowledged and declared that it is not the purpose of this Agreement to create any association, partnership or syndicate, and that this Agreement shall not be construed or considered as creating any association, partnership or syndicate.

1.7	Conflict

In the event of any conflict between the provisions of this Agreement and the Articles, the provisions of this Agreement shall govern. Each of the Shareholders agrees to vote or cause to be voted the Shares owned by him so as to cause the Articles to be amended to resolve any such conflict in favour of the provisions of this Agreement.

1.8	Governing Law

This Agreement shall in all respects be subject to and interpreted, construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall, in every respect, be treated as a contract made in the Province of British Columbia, and the parties submit to the jurisdiction of the courts of the Province of British Columbia for the interpretation and enforcement hereof.

ARTICLE 2

BUSINESS OF THE CORPORATION AND SUBSIDIARIES

2.1	Restriction on the Business of the Corporation

The business of the Corporation shall be restricted to (i) the direct or indirect ownership of shares and debt instruments issued by the Subsidiaries; and (ii) the provision of financing and management services to the Subsidiaries.

2.2	Restriction on the Business of the Subsidiaries

The business of the Subsidiaries shall be restricted to conducting oil and gas exploration, development and production activities with respect to the Prospect Lands.

ARTICLE 3

PROVISIONS REGARDING THE BOARD, OFFICERS AND NAME OF THE CORPORATION

3.1	Directors

The Board shall consist of four Directors; and each of the Shareholders shall vote its Shares and take all such steps and actions as may be necessary so as to ensure that the Board shall at all times be comprised of three individuals who are the nominees of Investorco and one individual who is the nominee of Nevadaco. Initially, the Board shall be comprised of the following individuals:

(a)	______________, ______________ and ______________ , being nominees of Investorco; and

(b)	Ian McKinnon, being the current nominee of Nevadaco.

Any Shareholder, (the "Notifying Shareholder") may at any time require the other Shareholder to immediately adopt a resolution in writing pursuant to which:

(a)	Any vacancy in the Board created by the resignation, death or disqualification of the notifying Shareholder's nominee is filed; or
(b)	A nominee of the Notifying Shareholder is removed from the Board and a new Director is elected in his stead.
3.3	Officers

The Board shall elect or appoint such officers of the Corporation as it wishes. Any number of offices may be held by the same person.

3.4	Change of Corporation's Name

Forthwith upon the execution of this Agreement, the Shareholders shall sign a unanimous resolution in writing amending the Articles of the Corporation to change its name to a name acceptable to Investorco.

ARTICLE 4

CORPORATE FINANCE

4.1	Cancellation of MacQuarie Indebtedness

The Macquarie Indebtedness is hereby cancelled and in consideration of such cancellation:

(a)	the PNG Indebtedness is hereby assigned to the Corporation; and

(b)	the B.C. Indebtedness is hereby reduced by approximately $3.800,000 (U.S.), with the exact amount to be confirmed by the parties hereto;
4.2	Expenditure of Investorco Subscription Proceeds

The Investorco Cash Subscription Proceeds shall be utilized by the Corporation as follows:

(a)	$6,600,000 (U.S.) or such lesser amount as may be sufficient shall be utilized to retire the Nevadaco Payables in full and the B.C. Indebtedness shall be reduced by a like amount;
(a)

The remainder shall be utilized to retire any remaining indebtedness of the Corporation and the Subsidiaries to third parties and finance the exploration and development program conducted by the Subsidiaries.

4.3	Cancellation of B.C. Indebtedness

Nevadaco hereby cancels that portion of the B.C. Indebtedness which remains outstanding after the reduction provided for in Section 4.1 and 4.2 above and Nevadaco represents and warrants to Investorco that it has no claims of any nature whatsoever against the Corporation and the Subsidiaries in respect of any matter arising before the date hereof.

4.4	Guarantees

Nevadaco is not obligated to execute guarantees of any indebtedness of the Corporation or of the Subsidiaries; and if Investorco gives and is called upon to honour a guarantee of the indebtedness of the Corporation or of any of the Subsidiaries, Investorco shall not have any right against Nevadaco for any contribution.

4.5	Issuance of Additional Shares

No Shares shall be issued by the Corporation except with the unanimous consent in writing of the Shareholders.

4.6	Additional Investorco Funding

Investorco covenants and agrees that it shall contribute $10 million (U.S.) to the Corporation as a contribution of capital on or before December 31, 2008, subject to any reductions to such capital contribution obligation under section 3.3 of the Subscription Agreement.

4.7	Additional Shareholder Funding

If the Board determines at any time after the Investorco contribution referred to in Section 4.6 is made, that the Corporation requires additional funds to be contributed to it as equity, the Corporation shall give notice (a "Funding Request") to the Shareholders which shall constitute a requirement for each Shareholder to advance to the Corporation, by way of a contribution to capital, an amount equal to such Shareholder's Proportionate Contribution.

4.8	Investorco Loan to Nevadaco

If Nevadaco fails to contribute all or any portion of its Proportionate Contribution within 30 days of receiving a Funding Request to do so and provided that Investorco has fulfilled its contribution obligation with respect to such Funding Request, Investorco may pay to the Corporation as a contribution of capital on behalf of Nevadaco all but not less than all of Nevadaco's contribution deficiency. Any amount advanced by Investorco to the Corporation on behalf of Nevadaco pursuant to this Section 4.8 shall be regarded as a loan advance from Investorco to Nevadaco, which shall bear interest at the rate of 18% per annum, calculated annually on the anniversary date of such advance. The principal amount of such loan advance and all accrued interest payable thereon (the “Loan Amount”) shall become due and payable in full on the earlier of the third anniversary of such advance and the date, if any, upon which Nevadaco disposes of any of its Shares. Nevadaco hereby grants to Investorco a mortgage, charge and security interest over, and pledges to Investorco, all of Nevadaco’s Shares, as collateral security for the repayment of any Loan Amount owing to Investorco by Nevadaco, pursuant to the provisions of this Section 4.8. In the event that Nevadaco fails to pay the Loan Amount when due, Investorco may deliver to Nevadaco written notice of default and Nevadaco’s intention to enforce its security (the “Notice”). If Nevadaco has not cured the default within 30 days of receipt of the Notice, Nevadaco may immediately enforce its security without further notice to Nevadaco.

ARTICLE 5

DEALING WITH SHARES GENERALLY

5.1	Legend

All share certificates representing Shares of the Corporation registered in the name of the Shareholders shall bear the following language either as an endorsement or on the face thereof:

"The shares represented by this certificate are subject to all the terms and conditions of a Unanimous Shareholder Agreement made the 26th day of November, 2007 among the Corporation and its Shareholders and are not transferable on the books of the Corporation, except in compliance with the terms of such Agreement.. A copy of such agreement is available for inspection at the registered office of the Corporation."

5.2	General Prohibition

Each of the Shareholders covenants and agrees with the other that except as specifically permitted or provided for herein, it will not sell, transfer, assign, mortgage, pledge or in any way encumber its legal or beneficial interest in the whole or any portion of its Shares without the consent in writing of the other Shareholder.

5.3	Deposit of Share Certificates by Nevadaco

Forthwith upon the execution of this Agreement, Nevadaco shall tender, or cause to be tendered, to Investorco certificates representing all the Shares beneficially owned by it, such share certificates to be duly endorsed in blank for transfer and to be held in accordance with the terms of the Subscription Agreement.

5.4	Permitted Inter-Corporate Transfers

Investorco may, without conferring any rights or obligations on the part of Nevadaco under Section 5.2 or 5.10 hereof, sell or transfer all (but not part) of its Shares to any other corporation, directly or indirectly, owned or controlled by Investorco or any of its subsidiaries, or to any corporation associated or affiliated with Investorco or with its subsidiaries. For the purpose of this Section 5.4, a corporation "associated or affiliated with Investorco or its subsidiaries" shall mean a parent corporation of Investorco and any other corporation of which 51% or more of the voting shares are owned by Investorco. No shares owned by Investorco shall be sold or transferred to any person pursuant to this Section 5.4 unless such person agrees in writing to be bound by the terms and conditions of this Agreement.

5.5	Permitted Encumbrances by Investorco

Notwithstanding anything contained herein, Investorco may pledge, mortgage or encumber its legal or beneficial interest in the whole or any portion of its Shares to or in favour of any lender for the purpose of giving collateral security for any guarantee given by Investorco in respect of the obligations of the Corporation and the Subsidiaries or for the purpose of giving collateral security in respect of funds borrowed by Investorco which are invested by Investorco in the Corporation by way of capital contributions.

5.6	Right of First Refusal in Favour of Investorco

If Nevadaco receives a bona fide offer (an "Offer") from a Third Party (the "Offeror") to purchase all of the Shares owned by Nevadaco and if Nevadaco is prepared to accept the Offer, it shall send a notice in writing (a "Notice of Offer") to Investorco which discloses the identity of the Offeror and which particularizes the sale price, the manner of payment thereof, and all other terms and conditions of any agreement of purchase and sale of Shares to be made pursuant to the provisions of the Offer. Investorco shall then have the right, option and privilege to be exercised by notice in writing given to Nevadaco within 30 days of the receipt of the Notice of Offer, to purchase all but not less than all of Nevadaco's Shares upon the terms and conditions contained in the Notice of Offer.

5.7	Right of Nevadaco to Sell to a Third Party

If Investorco does not elect to purchase all of the Shares of Nevadaco pursuant to the provisions of Section 5.6, Nevadaco shall, for a period of 90 days after the expiration of the 30 day period referred to in Section 5.6 and subject to the provisions of Section 5.8, be at liberty to sell all but not less than all of its Shares to the Offeror at a price and on terms and subject to conditions not more favourable to the Offeror than the price, terms and conditions set forth in the Notice of Offer. If Nevadaco fails to dispose of all the Shares owned by it within the said 90 day period, such right to dispose of the same shall expire, and Nevadaco may not dispose of any Shares to a third party unless it has again complied in full with the provisions of Section 5.6, and so on, from time to time.

5.8	Confidentiality

The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement, including information and data relating to the activities of the Corporation and the Subsidiaries, the Licenses and the Prospect Lands shall be the exclusive property of the Shareholders and, except as provided in this Section 5.8, shall not be disclosed to any third party or the public without the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld.

The consent required by this Section 5.8 shall not apply to a disclosure:

(a)	to an affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;
(b)	to any third party to whom the disclosing Shareholder contemplates a Transfer of its Shares;
(c)

to a governmental agency or to the public which the disclosing Shareholder believes in good faith is required by pertinent law or regulation or the rules of any stock exchange provided that the other Shareholder is provided with a copy of and is entitled to comment on such public disclosure at least 24 hours hours before its dissemination; or

(d)

to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by a Shareholder or its shareholders or affiliates to meet, in part, its obligations under this Agreement.

In any case to which this Section 5.8 is applicable, the disclosing Shareholder shall give notice to the other Shareholder concurrently with the making of such disclosure. As to any disclosure pursuant to Subsections 5.8 (a), (b) or (d), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Shareholders are obligated under this Section 5.8.

5.9	Purchaser to be bound by Agreement

It shall be a condition precedent to the right of Nevadaco to transfer its Shares to a bona fide third party purchaser pursuant to Section 5.7 that such purchaser enter into an agreement with Investorco in the same form as and upon the same terms and conditions, mutatis mutandis, as are contained in this Agreement, which Investorco hereby agrees to execute with such purchaser.

5.10	Piggy Back/Drag Along Provisions

If Investorco receives a bona fide offer (an "Offer") from a Third Party (the "Offeror") to purchase all of the Shares owned by Investorco and if Investorco is prepared to accept the Offer it shall not sell its Shares to the Offeror until the Offeror has entered into an agreement with Nevadaco to acquire all of Nevadaco's Shares at the same price and upon the same terms and conditions as the Offeror is acquiring Investorco's Shares. Nevadaco covenants and agrees that it shall execute such agreement with the Offeror and Investorco covenants and agrees that it shall not enter into any collateral agreement, commitment or understanding with the Offeror or any other person not dealing at Arm's Length with the Offeror that would have the effect of providing to Investorco consideration of greater value per Share than that to be received by Nevadaco. The completion of the purchase by the Offeror of Investorco's Shares shall be simultaneous with completion of the purchase by the Offeror of Nevadaco's shares.

ARTICLE 6

TERMINATION OF AGREEMENT

6.1	Winding-up of the Corporation

At the request of a Successor to do so, Nevadaco shall cooperate with the Successor to affect a winding-up of the Corporation and the distribution of its assets to the Shareholders.

6.2	Additional Termination Provisions

This Agreement shall terminate upon:

(a)	the written agreement of termination in writing by all Shareholders;
(b)	the bankruptcy of the Corporation or the Corporation being placed into receivership or the winding-up or dissolution of the Corporation; or
(c)	the acquisition by one Shareholder of all of the outstanding Shares of the Corporation where no agreements for the issuance of additional Shares are outstanding.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1	Independent Operations of the Shareholders

The Shareholders intend to operate in the oil and gas business and each will divide its time between the affairs of the Corporation and other operations in which the Corporation and the Subsidiaries will not have an interest. Nothing contained in this Agreement shall prevent or limit the activities or businesses of the Shareholders; and the Shareholders shall each have the right to act for its own account or as a partner or joint venturer with third parties in other ventures to acquire oil and gas rights or to search or oil and natural gas and related hydrocarbons. The Shareholders' actions in connection with the foregoing shall be deemed not to be in conflict or interest with respect to the affairs of the Corporation and the Subsidiaries; and nothing contained herein shall establish a fiduciary relationship between the Shareholders and the Corporation with respect to, or entitle the Corporation or the Subsidiaries to claim any interest in, any oil and gas rights, wells, production, facilities or other assets not belonging to the Corporation or the Subsidiaries.

7.2	Benefit of the Agreement

This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

7.3	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

7.4	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by all of the parties hereto.

No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

7.5	Assignment

Except as may be expressly provided in this Agreement, none of the parties hereto may assign his benefits, rights or obligations under this Agreement without the prior written consent of all of the other parties hereto.

7.6	Time

Time shall be of the essence of this Agreement.

7.7	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

7.8	Notices

Any notice, offer to sell or other communication required or permitted to be given by any Party hereto to any other Party shall be in writing and shall be delivered personally or by prepaid registered mail addressed to the Party to which it is to be given as follows:

(a)	if to the Corporation, to:

Cheetah Oil & Gas Ltd.

Box 172, Station A

Nanaimo, British Columbia, Canada

V9R 5K9

Attention:	Georgina Martin
Facsimile:	(250) 714-1186
(b)	if to a Shareholder, at the address of such Shareholder last appearing on the records of the Corporation.

Every notice shall be deemed to have been duly given on receipt thereof.

7.9	Dispute Resolution

The parties shall negotiate diligently and in good faith to resolve any dispute that arises in relation to this Agreement or the management and operation of the Corporation's business.

7.10	Counterpart Execution

This Agreement may be executed in separate counterparts, and the executed counterparts shall together constitute one instrument and have the same force and effect as if all of the parties had executed the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement effective the day and year first above written.

Nevadaco:	Cheetah Oil & Gas Limited Per: /s/ Ian McKinnon

Investorco:	Invicta Oil & Gas Ltd. Per: /s/ Kathleen Butt

The Corporation:	Cheetah Oil & Gas Limited Per: /s/ Ian McKinnon

SCHEDULE A

NEVADACO PAYABLES